EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2011

Newport, Rhode Island, April 20, 2011. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced first quarter earnings for 2011.   For the quarter ended March 31, 2011, the Company reported net income of $301,000, or $.09 per share (basic and diluted), compared to net income of $101,000, or $.03 per share (basic and diluted), for the quarter ended March 31, 2010.

During the first three months of 2011, the Company’s assets decreased by $156,000, to $449.5 million.  The decrease in assets was primarily concentrated in securities, which decreased by $3.3 million, or 7.0%, offset by an increase of $2.9 million, or 30.8%, in cash and cash equivalents.  The decrease in securities was attributable to principal payments of mortgage-backed securities held to maturity, which contributed towards the growth in cash and cash equivalents. Other changes to the balance sheet were a $389,000, or 0.1%, decrease in net loans, a $478,000, or 3.3%, increase in premises and equipment, and a $662,000 decrease, or 0.2%, in total liabilities.  The loan portfolio decrease was attributable to a decrease in home equity loans and lines (a decrease of $1.0 million, or 4.4%), commercial real estate mortgages (a decrease of $475,000, or 0.5%) and commercial loans (a decrease of $175,000, or 10.7%), partially offset by growth in residential real estate mortgages (an increase of $393,000, or 0.2%) and construction loans (an increase of $927,000, or 18.7%).

Deposit balances remained relatively steady, decreasing $69,000. Decreases in NOW/Demand accounts (a decrease of $1.8 million, or 1.7%) and time deposit accounts (a decrease of $470,000, or 0.7%) were partially offset by increases in money market accounts (an increase of $1.5 million, or 2.9%) and savings accounts (an increase of $746,000, or 2.5%).

Total stockholders’ equity at March 31, 2011 was $50.2 million compared to $49.7 million at December 31, 2010.  The increase was primarily attributable to net income and stock-based compensation credits.

Net interest income increased to $3.8 million for the quarter ended March 31, 2011 from $3.7 million for the quarter ended March 31, 2010, an increase of $129,000, or 3.5%.   The increase in net interest income was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on loans and securities. The average balance of interest-bearing deposits increased, but the average cost of interest-bearing deposits decreased by 40 basis points, resulting in a $218,000 decrease in interest expense on such deposits.  As a result of the low interest rate environment, the average cost of interest-bearing liabilities decreased to 1.81% for the quarter ended March 31, 2011 from 2.19% for the quarter ended March 31, 2010.  The average yield on interest-earning assets for the first three months of 2011 was 5.32%, compared to 5.47% for the first three months of 2010.  The Company’s first quarter 2011 interest rate spread increased to 3.51% from 3.28% in the first quarter of 2010, an increase of 23 basis points.

Non-performing assets totaled $585,000, or 0.13% of total assets, at March 31, 2011, compared to $208,000, or 0.05% of total assets, at December 31, 2010.  Non-performing assets at March 31, 2011 consisted of one $220,000 non-accrual residential real estate mortgage loan and $365,000 of foreclosed real estate.  Net charge-offs were $261,000 and $310,000 for the quarters ended March 31, 2011 and 2010, respectively.  The loan loss provision for the three months ended March 31, 2011 was $315,000 compared to $314,000 for the three months ended March 31, 2010.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The allowance for loan losses increased $54,000 during the first quarter of 2011 due to an increase in problem loans, partially offset by a decrease in the loan portfolio.

Non-interest income for the first quarter of 2011 totaled $554,000, an increase of $223,000, or 72.6%, compared to the first quarter of 2010.  The increase between the two periods is primarily due to no loss on sales of securities available for sale in the first quarter of 2011, compared to a $217,000 net realized loss on sales of securities available for sale in 2010.  The loss on sales of securities available for sale in the first quarter of 2010 is due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss, partially offset by gains on sales of other securities available for sale.

Total non-interest expense increased to $3.6 million for the quarter ended March 31, 2011 from $3.4 million for the quarter ended March 31, 2010, an increase of $175,000, or 5.1%.  The increase between periods is attributable to an overall increase in salaries and employee benefits, occupancy and equipment expense, data processing fees, professional services, foreclosed real estate and FDIC insurance expense, offset by a decrease in marketing costs and other general and administrative costs.  The increase in salaries and benefits is primarily due to an increase in retirement and incentive compensation expenses, partially offset by a reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2010 period compared to the 2011 period. The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs and an increase in depreciation expense in 2011 as a result of a relocation of an existing branch in the first quarter of 2011.  The increase in the foreclosed real estate expense is a result of the increase in foreclosed real estate assets in the first quarter of 2011, compared to the first quarter of 2010. The increase in FDIC deposit insurance expense is due to the increased premium costs imposed by the FDIC. The decrease in marketing costs is due to management’s concerted effort to curtail marketing expenditures in 2011.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands, except per share data)
Cash and due from banks	$12,031	$8,194
Short-term investments	228	1,181
Cash and cash equivalents	12,259	9,375

Securities held to maturity, at amortized cost	43,718	47,021
Federal Home Loan Bank stock, at cost	5,730	5,730

Loans	359,386	359,721
Allowance for loan losses	(3,726)	(3,672)
Loans, net	355,660	356,049

Premises and equipment	14,955	14,477
Accrued interest receivable	1,444	1,413
Net deferred tax asset	2,600	2,600
Bank-owned life insurance	10,807	10,705
Foreclosed real estate	365	100
Prepaid FDIC insurance	930	1,052
Other assets	1,061	1,163
Total assets	$449,529	$449,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$260,981	$261,050
Short-term borrowings	1,800	3,000
Long-term borrowings	133,177	132,236
Accrued expenses and other liabilities	3,362	3,696
Total liabilities	399,320	399,982

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,520	50,435
Retained earnings	19,133	18,832
Unearned compensation (331,526 and 338,030 shares at
March 31, 2011 and December 31, 2010, respectively)	(2,744)	(2,864)
Treasury stock, at cost (1,389,572 shares)	(16,749)	(16,749)
Total stockholders’ equity	50,209	49,703
Total liabilities and stockholders’ equity	$449,529	$449,685

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Interest and dividend income:
Loans	$4,852	$5,017
Securities	572	645
Other interest-earning assets	7	3
Total interest and dividend income	5,431	5,665

Interest expense:
Deposits	494	712
Short-term borrowings	3	-
Long-term borrowings	1,139	1,287
Total interest expense	1,636	1,999

Net interest income	3,795	3,666
Provision for loan losses	315	314
Net interest income, after provision for loan losses	3,480	3,352

Non-interest income (loss):
Customer service fees	443	424
Net loss on sales of securities available for sale	-	(217)
Bank-owned life insurance	102	101
Miscellaneous	9	13
Total non-interest income	554	321

Non-interest expenses:
Salaries and employee benefits	1,951	1,902
Occupancy and equipment	575	491
Data processing	395	377
Professional fees	134	117
Marketing	194	222
Foreclosed real estate	38	-
FDIC insurance	128	112
Other general and administrative	177	196
Total non-interest expenses	3,592	3,417
Income before income taxes	442	256
Provision for income taxes	141	155
Net income	$301	$101

Weighted-average shares outstanding:
Basic	3,308,619	3,622,368
Diluted	3,321,330	3,622,368

Earnings per share:
Basic	$.09	$.03
Diluted	$.09	$.03